Exhibit 3.1

Campus Crest Communities, Inc.

Articles of Amendment

to

Articles of Amendment and Restatement

Campus Crest Communities, Inc., a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: The charter of the Corporation (the “Charter”) as currently in effect is hereby amended by deleting therefrom in its entirety existing Section 6.1 of Article VI, and inserting in lieu thereof, the following new Section 6.1 of Article VI:

Section 6.1 Authorized Shares. The Corporation has authority to issue Five Hundred Fifty Million (550,000,000) shares of stock, consisting of 500,000,000 shares of Common Stock, $0.01 par value per share (“Common Stock”), and 50,000,000 shares of Preferred Stock, $0.01 par value per share (“Preferred Stock”). The aggregate par value of all authorized shares of stock having par value is $5,500,000. If shares of one class of stock are classified or reclassified into shares of another class of stock pursuant to Section 6.2, 6.3 or 6.4 of this Article VI, the number of authorized shares of the former class shall be automatically decreased and the number of shares of the latter class shall be automatically increased, in each case by the number of shares so classified or reclassified, so that the aggregate number of shares of stock of all classes that the Corporation has authority to issue shall not be more than the total number of shares of stock set forth in the first sentence of this paragraph. The Board of Directors, with the approval of a majority of the entire Board and without any action by the stockholders of the Corporation, may amend the Charter from time to time to increase or decrease the aggregate number of shares of stock or the number of shares of stock of any class or series that the Corporation has authority to issue.

SECOND: The foregoing amendment to the Charter of the Corporation was duly approved by the Board of Directors of the Corporation in accordance with applicable sections of the Maryland General Corporation Law and the Charter and Bylaws of the Corporation. No approval by the stockholders of the Corporation is required by the Maryland General Corporation Law or the Charter and Bylaws of the Corporation.

THIRD: The total number of shares of stock which the Corporation had authority to issue immediately prior to this amendment was 100,000,000 shares, of which 90,000,000 shares were shares of Common Stock and 10,000,000 were shares of Preferred Stock. The aggregate par value of all shares of stock having par value was $1,000,000.

FOURTH: The total number of shares of stock which the Corporation has authority to issue pursuant to this amendment is 550,000,000 shares, of which 500,000,000 shares are shares of Common Stock and 50,000,000 are shares of Preferred Stock. The aggregate par value of all shares of stock having par value is $5,500,000.

FIFTH: The information required by Section 2-607(b)(2)(ii) of the Maryland General Corporation Law is not changed by these Articles of Amendment.

SIXTH: The undersigned Chief Executive Officer of the Corporation acknowledges these Articles of Amendment to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned Chief Executive Officer acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties of perjury.

[Signature page follows]

IN WITNESS WHEREOF, Campus Crest Communities, Inc. has caused these Articles of Amendment to be signed in its name and on its behalf by its Chief Executive Officer and attested by its Secretary, on April 24, 2013.

We, the undersigned Chief Executive Officer and Secretary, swear under penalties of perjury that the foregoing is a corporate act.

CAMPUS CREST COMMUNITIES, INC.

By:	/s/ Ted W. Rollins
Ted W. Rollins Chief Executive Officer

Attest: /s/ Donald L. Bobbitt, Jr.

Donald L. Bobbitt, Jr.

Secretary

Return Address:

2100 Rexford Road

Suite 414

Charlotte, North Carolina 28211